Exhibit 5.1

Confidential To: Bunge Global SA c/o Bunge SA Route de Florissant 13 1206 Geneva Switzerland	Homburger AG Prime Tower Hardstrasse 201 CH–8005 Zurich T +41 43 222 10 00 F +41 43 222 15 00 lawyers@homburger.ch
Zurich, November 1, 2023

Bunge Global SA
Post-Effective Amendment to Registration Statements on Form S-8

We have acted and are acting as Swiss counsel to Bunge Global SA, a stock corporation incorporated under the laws of Switzerland (the Company), in connection with the Post-Effective Amendment No. 1 (the Post-Effective Amendment) relating to the Form S-8 Registration Statements No. 333-75762, 333-130651, 333-159918, 333-211908, 333-218273, 333-238628 and 333-255878 (the Registration Statements) to be filed with the United States Securities and Exchange Commission (the SEC) on the date hereof under the Securities Act of 1933, as amended (the Act), with respect to the registration of an additional 12,914,357 registered shares of the Company, each with a nominal value of USD 0.01, that may, among other things, be delivered pursuant to the 2009 Bunge Equity Incentive Plan (f/k/a 2009 Bunge Limited Equity Incentive Plan), the Bunge 2016 Equity Incentive Plan (f/k/a Bunge Limited 2016 Equity Incentive Plan), and the Bunge 2017 Non-Employee Directors Equity Incentive Plan (f/k/a Bunge Limited 2017 Equity Incentive Plan) (collectively, the Plans).

As such counsel, we have been requested to give our opinion as to certain legal matters under Swiss law.

Capitalized terms used herein shall have the meaning attributed to them in the Documents (as defined below) unless otherwise defined herein. The Company's registered shares, each with a nominal value of USD 0.01, are referred to herein as Registered Shares.

I.	Basis of Opinion

This opinion is confined to and given on the basis of the laws of Switzerland in force at the date hereof as currently applied by the Swiss courts. In the absence of explicit statutory law, we base our opinion solely on our independent professional judgment. This opinion is also confined to the matters stated herein and is not to be read as extending, by implication or otherwise, to any document referred to in the Documents (other than listed below) or any other matter.

For purposes of this opinion, we have not conducted any due diligence or similar investigation as to factual circumstances which are or may be referred to in the Documents, and we express no opinion as to the accuracy of representations and warranties of facts set out in the Documents or the factual background assumed therein.

For the purpose of giving this opinion, we have only reviewed originals or copies of the following documents (collectively the Documents):

(a)	an electronic copy of the minutes of the shareholder resolutions passed at the Company's extraordinary general meeting of shareholders held on October 19, 2023 and authenticated in a public deed (the Capital Increase Resolutions), resolving on, inter alia, the adoption of the Company's conditional share capital pursuant to article 4b of the Company's Articles of Association (as defined below) (bedingtes Kapital) in an amount not to exceed USD 129,143.57 through the issuance of up to 12,914,357 Registered Shares (the Conditional Share Capital);

(b)	an electronic copy of the minutes of shareholder resolutions passed at the Company's extraordinary general meeting of shareholders held on October 23, 2023 regarding, inter alia, the election of the Company's new members of the board of directors (the Board Election Resolutions);

(c)	an electronic copy of the resolutions of the Company's board of directors by written consent, dated October 26, 2023 (the Board Resolutions and together with the Capital Increase Resolutions and the Board Election Resolutions, the Resolutions);

(d)	electronic copies of the Plans;

(e)	an electronic copy of the assignment and assumption agreement by and between Bunge Limited and Bunge Global SA, dated October 31, 2023 (the Agreement);

(f)	an electronic copy of the articles of association (Statuten) of the Company dated October 19, 2023, certified by the Commercial Register of the Canton of Geneva on October 26, 2023 (the Articles of Association);

(g)	an electronic copy of the organizational regulations (Organisationsreglement) of the Company dated October 26, 2023 (the Organizational Regulations); and

(h)	an electronic copy of the certified excerpt from the Commercial Register of the Canton of Geneva, Switzerland, for the Company, dated as of October 26, 2023 (the Excerpt).

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No documents have been reviewed by us in connection with this opinion other than those listed above. Accordingly, we shall limit our opinion to the Documents and their legal implications under Swiss law.

In this opinion, Swiss legal concepts are expressed in English terms and not in their original language. These concepts may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions.

II.	Assumptions

In rendering the opinion below, we have assumed the following:

(a)	all copies, fax copies or electronic versions of the documents produced to us conform to the respective original documents and the originals of such documents were executed in the manner and by the individuals appearing on the respective copies;

(b)	all signatures appearing on all original documents or copies thereof which we have examined are genuine;

(c)	all factual information contained in, or material statements given in connection with, the Documents are true and accurate;

(d)	the Agreement is valid, binding and enforceable under the laws of the State of New York, which is the law by which the Agreement is expressed to be governed;

(e)	the filing of the Post-Effective Amendment with the SEC has been authorized by all necessary actions under all applicable laws;

(f)	the Post-Effective Amendment and the Registration Statements have been filed by the Company with the SEC;

(g)	any Registered Shares issued out of the Conditional Share Capital will be listed on the New York Stock Exchange in accordance with applicable laws and regulations;

(h)	all authorizations, approvals, consents, licenses, exemptions and other requirements for the filing of the Post-Effective Amendment and the Registration Statements or for any other activities carried on in view of, or in connection with, the performance of the obligations expressed to be undertaken by the Company in the Post-Effective Amendment and the Registration Statements have been duly obtained and are and will remain in full force and effect, and any related conditions to which the parties thereto are subject have been satisfied;

(i)	the exercise notice with respect to Registered Shares issued out of Conditional Share Capital will be duly delivered in accordance with Swiss law and the Plans;

(j)	to the extent the Company issues Registered Shares out of Conditional Share Capital, the performance of the contributions in money shall be made at a banking institution subject to the Federal Law of November 8, 1934, Relating to Banks and Savings Banks, as amended, or, in case of performance of the contributions by way of set-off, in accordance with the applicable provisions of the Swiss Code of Obligations;

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(k)	no Registered Shares have been issued out of the Conditional Share Capital since the date of the Articles of Association;

(l)	the Excerpt (except with respect to the registration of the members of the board of directors of the Company elected pursuant to the Board Election Resolutions), the Articles of Association and the Organizational Regulations are correct, complete and up-to-date, and the Plans are in full force and effect and has not been amended; and

(m)	the Resolutions have been duly resolved in the manner set forth therein and have not been rescinded or amended and are in full force and effect.

III.	Opinion

Based on the foregoing and subject to the qualifications set out below, we are of the opinion that:

1.	The Company is a corporation (Aktiengesellschaft) duly incorporated and validly existing under the laws of Switzerland, with all requisite corporate power and authority to enter into, perform and conduct its business as described in the Articles of Association.

2.	The Company's share capital registered in the Commercial Register of the Canton of Geneva amounts to USD 1,614,294.72, divided into 161,429,472 Registered Shares. Such Registered Shares have been validly issued, fully paid and are non-assessable.

3.	Pursuant to the Company's Conditional Share Capital, the Company's share capital may be increased in an amount not to exceed USD 129,143.57 through the issuance of up to 12,914,357 fully paid-up Registered Shares as a result of the voluntary exercise of rights or the mandatory exercise of obligations to acquire new Registered Shares granted, and imposed on, respectively, to members of the board of directors or the executive management team, officers, employees, contractors or consultants of the Company or any of its group companies, or other persons providing services to the Company or any of its group companies.

4.	The Registered Shares that may be issued from the Conditional Share Capital, if and when such Registered Shares are issued pursuant to the Plans, and after the nominal amount for such Registered Shares has been paid-in in cash or by way of set-off, will be validly issued, fully paid and non-assessable.

IV.	Qualifications

The above opinions are subject to the following qualifications:

(a)	The lawyers of our firm are members of the Zurich bar and do not hold themselves out to be experts in any laws other than the laws of Switzerland. Accordingly, we are opining herein as to Swiss law only and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

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(b)	We note that, under Swiss law, shares issued out of Conditional Share Capital cannot be paid-in by way of contribution in kind.

(c)	The exercise of voting rights and rights related thereto with respect to any Registered Shares is only permissible after registration in the Company's share register as a shareholder with voting rights in accordance with the provisions of, and subject to the limitations provided in, the Articles of Association.

(d)	We express no opinion as to any commercial, accounting, tax, auditing or other non-legal matters.

(e)	We have not investigated or verified the truth or accuracy of the information contained in the Post-Effective Amendment and the Registration Statements, nor have we been responsible for ensuring that no material information has been omitted from the Post-Effective Amendment and the Registration Statements

(f)	Any issuance of the Registered Shares out of Conditional Share Capital must be confirmed by the auditor of the Company, and amended Articles of Association of the Company reflecting the issuance of Registered Shares from Conditional Share Capital, together with said confirmation by the Company's auditor, must be filed with the competent commercial register no later than three months after the end of the Company's fiscal year.

We have issued this opinion as of the date hereof and we assume no obligation to advise you of any changes that are made or brought to our attention hereafter.

We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

This opinion is governed by and shall be construed in accordance with the laws of Switzerland.

Sincerely yours,
HOMBURGER AG

/s/ David Oser

David Oser

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